                                                                                                        Exhibit 11.1

STARSIGHT TELECAST, INC.

Computation of Net Loss Per Share (in thousands, except share data)
--------------------------------------------------------------------------------------------------------------------

                                              Twelve Months       Twelve Months    Six Months         Twelve Months
                                                  Ended               Ended           Ended               Ended
                                               December 31,        December 31,    December 31,          June 30,
                                                  1996                1995             1994               1994
                                              --------------       ----------       ----------       --------------

      Loss before cumulative effect
        of accounting change                  $      (25,049)      $  (31,780)      $  (20,261)      $      (20,555)

      Cumulative effect of accounting
        change                                                                          (1,172)
                                              --------------       ----------       ----------       --------------

      Net loss                                $      (25,049)      $  (31,780)      $  (21,433)      $      (20,555)
                                              ==============       ==========       ==========       ==============

      Primary shares outstanding:

      Common shares                               24,783,159       21,163,768       20,799,445           19,082,759
                                              ==============       ==========       ==========       ==============

      Loss per common share:

      Loss before cumulative effect
        of accounting change                  $        (1.01)      $    (1.50)      $    (0.97)      $        (1.08)

      Cumulative effect of accounting
        change                                                                           (0.06)
                                              --------------       ----------       ----------       --------------

      Primary net loss per share              $        (1.01)      $    (1.50)      $    (1.03)      $        (1.08)
                                              ==============       ==========       ==========       ==============

      Fully diluted shares outstanding:

      Common shares and common
        share equivalents                         25,940,040       21,426,537       21,629,022           20,809,770
                                              ==============       ==========       ==========       ==============

      Loss per common share:

      Loss before cumulative effect
        of accounting change                  $        (0.97)      $    (1.48)      $    (0.94)      $        (0.99)

      Cumulative effect of accounting
         change                                                                          (0.05)
                                              --------------       ----------       ----------       --------------

      Fully diluted net loss per share (1)    $        (0.97)      $    (1.48)      $    (0.99)      $        (0.99)
                                              ==============       ==========       ==========       ==============

(1) Fully Diluted Net Loss Per Common Share has been presented in accordance with Regulation S-K Item 601(b)(11) even though the amount of fully diluted loss per share is not required to be presented in the statement of operations under the provisons of APB Opinion No. 15 because of the anti-dilutive effects of including common stock equivalents.